Exhibit 10.1

18/3955

Books of Council and Session

Extract Registered 26 Jan 2018

LEASE

QUOTIENT BIOCAMPUS LIMITED
ALBA BIOSCIENCE LIMITED

Registers of Scotland

deed extract

Registers of Scotland
Meadowbank House, 153 London Road, Edinburgh EH8 7AU
DX 550903 Edinburgh 9 LP 51 Edinburgh 5
T: 0131 659 6111

18/3955

AT EDINBURGH the Twenty Sixth day of January Two thousand and eighteen the Deed hereinafter reproduced was presented for registration in the Books of the Lords of Council and Session for preservation and execution and is registered in the said Books as follows:-

	5.26.	Interest	22
	5.27.	Notices, etc.	22
	5.28.	To observe title conditions	23
	5.29.	Fire fighting	23
	5.30.	Breach by Sub-Tenant	23
	5.31.	Compliance with Construction Regulations	23
	5.32.	Management Regulations	24
	5.33.	Energy Performance Certificates	24
	5.34.	General Undertaking	25
6.	PROVISOS		25
	6.1.	Irritancy	25
	6.2.	Exclusion of Warranties	25
	6.3.	Service of notices	26
	6.4.	Rent abatement, Exclusion of Rei Interitus/Mutual Option to Determine	26
	6.9.	Compensation on Vacating	27
	6.10.	Disclaimer of liability	27
	6.11.	Rent demands	28
	6.12.	Unenforceable provisions	28
	6.13.	Value Added Tax	28
7.	TENANT’S EFFECTS		29
8.	LANDLORD’S OBLIGATIONS		29
	8.1.	Quiet Enjoyment	29
	8.2.	Insurance	29
9.	COSTS		29
10.	JURISDICTION		30
11.	REGISTRATION		30

LEASE

between

QUOTIENT BIOCAMPUS LIMITED, a company incorporated under the Companies Acts (Registered Number SC514165) and having their Registered office at Douglas Building, Pentlands Science Park, Bush Loan, Penicuik, Midlothian, EH26 0PL (hereinafter called “the Landlord” which expression shall wherever the context so admits include all successors to the landlord’s interest in the Lease) OF THE FIRST PART

and

ALBA BIOSCIENCE LIMITED, incorporated under the Companies Acts with Registered Number SC310584 and having their Registered Office at Douglas Building Pentlands Science Park, Bush Loan, Penicuik, Midlothian, EH26 0PL (hereinafter called “the Tenant” which expression shall wherever the context so requires or admits include in substitution therefor their permitted successors and assignees) OF THE SECOND PART

IT IS CONTRACTED AND AGREED between the Landlord and the Tenant as follows:-

1.	DEFINITIONS AND INTERPRETATION

1.1.	Definitions

In this clause and in this Lease the following expressions shall bear the following meanings:-

“Conduits” means pipes, sewers, drains, soakaways, channels, culverts, gutters, flues, watercourses, ducts, cables, mains, wires, aerials, optic fibres or other media for the passage or transmission of water, soil, gas, air, smoke, electricity, light, information or other matter and all ancillary structures and equipment or any of them;

“the Construction Regulations” means the Construction (Design and Management) Regulations 2015 and all regulations and orders included by clause 1.2.6;

“Energy Performance Certificate” means an energy performance certificate which complies with the EPB Regulations;

“EPB Regulations” means the Energy Performance of Buildings (Scotland) Regulations 2008 and all statutes referred to therein or any local public statute or regulations re-enacting or modifying or replacing the same, and all rules, orders, notices and directives made thereunder;

“the Insured Risks” means fire (including subterranean fire), earthquake, bursting or overflowing of water tanks, apparatus or pipes, riot or civil commotion, strikes, labour or political disturbance or damage by malicious persons, explosion (including explosion of boilers and other heating apparatus), lightning, thunderbolt, storm, tempest, flood and impact by any road vehicle, aircraft, or other aerial device or articles dropped therefrom and accidental damage to underground pipes and cables and such other normal commercial risks as the Landlord in its reasonably exercised discretion insures against from time to time and any other normal commercial risks against which the Tenant shall reasonably request insurance against in writing from time to time and provided always that such risks are insurable on the London Insurance Market on normal and commercially acceptable terms but subject to such exclusions, limitations, excesses, conditions or deductibles as may be imposed by the insurers or agreed between the Landlord and the insurers; PROVIDED ALWAYS that for so long as this lease is a Sub-Lease and the Premises are insured by the Superior Landlord there shall be substituted the definition of the Insured Risks contained in the Superior Lease;

“Interest” means interest at the rate of four per centum per annum above the base rate from time to time of the Royal Bank of Scotland plc during the period from the date from which the interest is expressed to run to the date of payment as well before as after any judgment and if such base rate shall for any reason cease to be used or published then interest at the rate of four per centum per annum above such other comparable commercial rate as the parties may agree or in default of agreement as may be determined by an independent person to be nominated in the absence of agreement by or on behalf of the President for the time being of the Law Society of Scotland on the application of the Landlord (and the fees of such person including the cost of his appointment shall be borne equally by the Landlord and the Tenant);

“the Landlord’s Surveyor” means any appropriately qualified person (whether or not an employee of the Landlord) or firm or company appointed by or acting for the Landlord to perform the function of a surveyor for any purpose of this Lease;

“Legal Requirements” means all statutes, regulations and orders and all requirements, directions, codes of practice, circulars and guidance notes of or issued by any competent authority exercising powers under statute or Royal Charter and all directly applicable EC law and case law;

“the Planning Acts” means the Town and Country Planning (Scotland) Act 1997, the Planning (Listed Buildings and Conservation Areas) (Scotland) Act 1997, the Planning (Hazardous Substances) (Scotland) Act 1997, the Planning (Consequential Provisions) (Scotland) Act 1997 and the Planning etc (Scotland) Act 2006 and all statutes from time to time in force in Scotland relating to town and country planning and all statutes referred to therein to the extent that they remain in force, and all statutes, regulations and orders included by clause 1.2.6;

“the Premises” means ALL and WHOLE the subjects known as and forming Site 3, Bio Campus, Roslin, Midlothian being the whole subjects registered in the Land Register of Scotland under title number MID166779 (but under exception of the subjects leased in terms of the Sub-Station Lease) and the whole parts, privileges and pertinents thereof;

“Sub-Station Lease” means the Lease between Scottish Enterprise and SP Distribution Plc dated 15 and 16 March and 10 April all dates in 2017 and registered or to be registered in the Books of Council and Session and undergoing registration in the Land Register of Scotland under title number MID186976;

“RPI” means the All Items Retail Prices Index (excluding mortgage interest payments) figure as published from time to time on behalf of HM Government of the United Kingdom by the Office for National Statistics or any successor body and in the event of (1) discontinuation thereof, such other inflation index being the nearest reasonably equivalent thereto as the Landlord and the Tenant agree both acting reasonably, or (2) a material change in the basis of such index, such index duly modified in such manner as the Landlord and the Tenant may agree both acting reasonably to accommodate such change in the basis of such index (and in the event of dispute as may be determined by an expert to be appointed by written agreement between the Landlord and the Tenant, or in default of such agreement being reached within a period of four weeks of either party notifying the other of the requirement for an expert to be appointed, to be nominated by the President for the time being of the Institute of Chartered Accountants in Scotland);

“Superior Landlord” means the person from time to time vested in the landlord’s part of any Superior Lease;

“Superior Lease” means a ground lease of the Premises entered into between Scottish Enterprise and Quotient Biocampus Limited dated 30 November 2015 and registered in the Books of Council and Session on 19 January 2014 and registered in the Land Register of Scotland under title number MID166779;

“Uninsured Risk” any risk expressly specified in the Insured Risks definition that:

(a)	is not insured against because, at the time the insurance is taken out or renewed, insurance is not generally available in the UK market on normal commercial terms; or

(b)	is not, at the date of the damage or destruction, insured or fully insured against by reason of a limitation or exclusion imposed by the insurers but will not include loss or damage (or the risk of it) caused by reason of the Tenant’s act or failure to act;

“Uninsured Risk Damage” means damage to or destruction of the Premises as a result of the occurrence of any of the Uninsured Risks which result in the Premises being rendered incapable of or unsuitable for use by the Tenant for its permitted use hereunder including the full benefit of the rights and privileges granted to the Tenant in terms of this Lease;

“VAT” means Value Added Tax chargeable under the Value Added Tax Act 1994 or under the Sixth Council Directive of the Council of the European Communities (77/388/EC) or under any rule, regulation, order or instrument authorised to be made by that Act or by that Directive or any identical or substantially similar tax which may replace such Value Added Tax;

“Working Day” means a day which is neither (a) a Saturday or Sunday, nor (b) a public or Bank holiday in Edinburgh or Glasgow.

1.2.	Interpretation

1.2.1.1.	At any time when the Tenant comprises two or more persons such expression shall include all or either of any such persons and obligations expressed or implied to be made by or with any of them shall be deemed to be made by or with such persons jointly and severally and be binding on their respective executors and representatives whomsoever without the necessity of discussing them in their order.

1.2.1.2.	Where the Tenant is (or includes) a firm or partnership, notwithstanding any change or changes which may take place in the constitution of the firm or partnership or its name whether by the assumption of a new partner or partners or whether by the retiral, bankruptcy or death of any individual partner the obligations of the Tenant shall be binding jointly and severally on all persons who are or become partners of the firm at any time during the period in respect of which such firm is (or is included within) the Tenant and on their respective executors and representatives whomsoever as well as on the firm and its whole stock, funds, assets and estate without the necessity of discussing them in their order. PROVIDED that the Landlord shall not unreasonably withhold consent to the discharge of any retiring partner or the representatives of a dead partner where in any such case the remaining partners are able to demonstrate to the reasonable satisfaction of the Landlord that they are capable of fulfilling the Tenant’s obligations under this Lease.

1.2.2.	References in this Lease to the “term” shall mean the duration of the Lease hereby granted and any continuation thereof (whether by tacit relocation, statute or for any other reason).

1.2.3.	References to any right or reservation exercisable by the Landlord shall where the context so admits include the exercise of such right or reservation by any Superior Landlord and all persons authorised by the Landlord or any Superior Landlord.

1.2.4.	Any right in this Lease to have access to or entry upon the Premises shall be construed as extending to all persons authorised by the Landlord or any Superior Landlord including agents, professional advisers, contractors, workmen and others.

1.2.5.

1.2.5.1.	In any case in which the consent or approval of the Landlord is required under this Lease the giving of such consent shall be conditional upon the consent or approval of any Superior Landlord and/or heritable creditor being obtained so far as may be required and in any circumstance where the Landlord is willing to grant such consent or approval then the Landlord shall at the request and cost of the Tenant use all reasonable endeavours to obtain any such consent or approval of any Superior Landlord and/or heritable creditor.

1.2.5.2.	Any consent or approval of the Landlord under this Lease shall only be valid if given in writing.

1.2.6.	Any reference in this Lease to a statute or order or other Legal Requirement shall include from time to time throughout the term any statutory extension, modification or re-enactment or amendment of such statute or order or Legal Requirement and any regulations and orders made under them.

1.2.7.	Any obligation in this Lease on the Tenant not to do an act or thing shall be deemed to include an obligation not to agree or suffer such act or thing to be done and to use all reasonable endeavours to prevent such act or thing being done by another person.

1.2.8.	Any reference in this Lease to “development” shall have the meaning given by section 26 of the Town and Country Planning (Scotland) Act 1997.

1.2.9.	Any reference in this Lease to parting with possession shall be deemed to include sharing possession or parting with or sharing occupation or holding the Premises in trust for another.

1.2.10.	Wherever the context so admits or requires and in the absence of any provision to the contrary references in this Lease to the Premises shall include any part of the Premises.

1.2.11.	Headings of paragraphs and of schedules (if any) and the front cover and contents section of this Lease are for ease of reference only, shall be deemed not to form part of this Lease and shall not be taken into account in the construction or interpretation of this Lease.

1.2.12.	References in this Lease to any clause or sub-clause without further designation shall be construed as references to the clause or sub-clause of this Lease so numbered.

1.2.13.	References in this Lease to this Lease shall (except in the case of references to the date of this Lease or the date of entry under this Lease) be construed as a reference to this Lease and any deed, licence, consent or other instrument supplemental to this Lease.

1.2.14.	Words importing only the neuter gender include the masculine and feminine genders and vice versa; words importing only the masculine gender include the feminine gender and vice versa; words importing natural persons include corporate bodies and other legal persons and vice versa and words importing only the singular number include the plural number and vice versa.

1.2.15.	References to “unreasonably withheld” in this Lease shall be deemed to incorporate an obligation not unreasonably to delay.

2.	GRANT OF LEASE AND RESERVED RIGHTS

2.1.	The Grant

The Landlord in consideration of the rent and other prestations hereinafter specified and subject to the provisions, conditions and declarations hereinafter contained HEREBY LETS to the Tenant (but excluding sub-tenants, assignees, legal or conventional and creditors and managers for creditors in any form except where permitted in accordance with the terms of this Lease) the Premises together with (in common with the Landlord and all others entitled thereto but insofar only as the Landlord is entitled to grant samé) rights:-

to the free passage of water, soil, gas, electricity and telecommunications to and from the Premises through such of the Conduits as are now or may hereafter be constructed in, upon or under any other part of any neighbouring premises of the Landlord (all such rights to be only so far as necessary for the enjoyment of the Premises);

2.2.	Excepted and Reserved Rights

But there are excepted and reserved from the foregoing grant, in favour of the Landlord and all others now entitled or who may become entitled to the following rights:-

2.2.1.	the free passage of water, soil, gas, electricity and telecommunications from and to any neighbouring premises through such of the Conduits as are now in, upon or under the Premises or which may subsequently be installed or constructed during the term;

2.2.2.	the full and free right and liberty to enter after at least 48 hours prior notice (but immediately in cases of emergency) upon the Premises at all reasonable times for the purpose of connecting, laying, inspecting, repairing, cleaning, maintaining, amending, altering, replacing, re-laying or renewing such Conduits specified in clause 2.2.1, and to erect, construct or lay in, under, over or across the Premises any new Conduits for the supply of services to any neighbouring premises;

2.2.3.	to light, air, support and protection such as are capable of being enjoyed by any neighbouring premises;

2.2.4.	to erect scaffolding for the purpose of repairing, maintaining, cleaning or altering any neighbouring premises notwithstanding that such scaffolding may temporarily interfere with or obstruct or prevent the access to or the use and enjoyment of the Premises;

2.2.5.	the full and free right and liberty to enter upon at least 48 hours prior notice upon the Premises at all reasonable times for all necessary purposes in connection with commissioning or preparing an Energy Performance Certificate for the Premises;

2.2.6.	to enter the Premises for any reasonable purposes and in the manner mentioned in this Lease; and

2.2.7.	all rights which are granted, excepted and reserved in terms of the Superior Lease and the Sub-Station Lease.

2.3.	Burdens and Benefits

This Lease is granted subject to or (as the case may be) with the benefit of:-

2.3.1.	all servitudes and similar rights and privileges to which the Premises are or may be subject; and

2.3.2.	the matters and all rights which are excepted and reserved referred to in or arising out of the title deeds of the Premises.

3.	TERM

The Premises are let for the period from 30 September Two thousand and seventeen (“the date of entry”) until 29 September Two thousand and fifty two (35 years).

4.	MONIES PAYABLE AND RENT REVIEW

4.1.	Monies payable

The monies payable in terms of this Lease are:-

4.1.1.	the yearly rent stated in or ascertained in accordance with clause 4.2;

4.1.2.	the insurance expense payable under clause 5.4;

4.1.3.	the amounts payable under clause 5.3; and

4.1.4.	any VAT and/or other tax chargeable on any of the sums referred to in the preceding provisions of this clause 4.

4.2.	Review of yearly rent

4.2.1.	The following expressions shall bear the following meanings in this Lease:-

“review date” means the Thirtieth of September in the year Two Thousand and Twenty Seven and each fifth anniversary of such date within the term and any additional review date notified in accordance with clause and any particular such date being referred to as a, or the “relevant review date”;

“review period” means the period starting with any review date and ending upon the day immediately preceding the next review date or starting with the last review date and ending upon the expiry of the term;

“revised rent” means the rent ascertained in accordance with the provisions of this clause 4.2;

“yearly rent” means as follows:

(a)	For the period from the Date of Entry until 29 September 2018 – the rent of £1,200,000 STERLING per annum;

(b)	For the period from 30 September 2018 until 29 September 2019 – the rent of £1,236,000 STERLING per annum;

(c)	For the period from 30 September 2019 until 29 September 2020 – the rent of £1,273,080 STERLING per annum;

(d)	For the period from 30 September 2020 until 29 September 2021 – the rent of £1,311,272.40 STERLING per annum;

(e)	For the period from 30 September 2021 until 29 September 2022 – the rent of £1,350,610.57 STERLING per annum;

(f)	For the period from 30 September 2022 until 29 September 2023 – the rent of £1,391,128.89 STERLING per annum;

(g)	For the period from 30 September 2023 until 29 September 2024 – the rent of £1,432,862.76 STERLING per annum;

(h)	For the period from 30 September 2024 until 29 September 2025 – the rent of £1,475,848.64 STERLING per annum;

(i)	For the period from 30 September 2025 until 29 September 2026 – the rent of £1,520,124.10 STERLING per annum;

(j)	For the period from 30 September 2026 until 29 September 2027 – the rent of £1,565,727.82 STERLING per annum; and

(k)	during each successive review period a rent per annum equal to whichever is the greater of the rent payable immediately before the relevant review date (or which would be payable were it not for any abatement of rent in accordance with this Lease or any statutory restriction or modification) and the revised rent;

4.2.2	On each review date, the yearly rent shall be reviewed and the yearly rent payable in respect of each review period shall be the higher of (i) the yearly rent payable immediately before that review date, (ii) the Increased Sum as calculated in accordance with the provisions of clause 4.2.2.1;

4.2.2.1	The Increased Sum shall be the sum “R5” which is the product of the following formulae carried out consecutively:

			b1
R1	=	a x the greater of (i) the lesser of	c	and	104	and
					100
(ii)	102
	100

			b2
R2	=	R1 x the greater of (i) the lesser of	b1	and	104
					100
and (ii)	102
	100

			b3
R3	=	R2 x the greater of (i) the lesser of	b2	and	104
					100
and (ii)	102
	100

			b4
R4	=	R3 x the greater of (i) the lesser of	b3	and	104
					100
and (ii)	102
	100
			b5

R5	=	R4 x the greater of (i) the lesser of	b4	and	104
					100
and (ii)	102
	100

where:

a = the rent payable immediately before the relevant review period (disregarding any abatement of rent applicable at that time);

c = RPI for the month preceding the month in which, in the case of the first review date, the first review date fell, or in the case of any subsequent review date, the preceding review date fell;

b1 = RPI for the month preceding the anniversary of (i) the first review date (in the case of the first review rate), or (ii) the preceding review date in the case of all other review dates;

b2 = RPI for the month preceding the second anniversary of (i) the first review date (in the case of the first review date), or (ii) the preceding review date in the case of all other review dates;

b3 = RPI for the month preceding the third anniversary of (i) the first review date (in the case of the first review date), or (ii) the preceding review date in the case of all other review dates;

b4 = RPI for the month preceding the fourth anniversary of (i) the first review date (in the case of the first review date), or (ii) the preceding review date in the case of all other review dates; and

b5 = RPI for the month preceding the fifth anniversary of (i) the first review date (in the case of the first review date), or (ii) the preceding review date in the case of all other review dates.

4.2.2.2	If for any reason the Increased Sum is not agreed or determined until after the relevant review date the Tenant shall continue to pay the yearly rent at the rate applicable immediately before that date and on the day on which the new rent is agreed or determined the Tenant shall pay the amount of any increase for the period from and including the relevant review date up to the rent payment date (referred to in Clause 5.1 of this Lease) following that determination together with interest at 4% below the rate of Interest on each part of that payment for the period on and from the date on which that part would have been payable had the new rent been agreed or determined before the review date up to the date on which payment is due.

4.2.3.	Time is not of the essence in this clause 4.2 of the Lease.

4.2.4.	As soon as practicable after the amount of the revised rent shall have been ascertained, a Minute of Agreement recording the amount of the revised rent and incorporating the Tenant’s consent to registration of such Minute of Agreement for preservation and execution shall be executed by the Landlord and the Tenant and the Tenant shall meet the proper legal costs incurred by the Landlord in connection with the Minute of Agreement and the Tenant shall pay the Land and Building Transaction Tax (if any) on the Minute of Agreement, the costs of registration thereof in the Books of Council and Session and of obtaining three extracts (one for the Tenant).

4.2.5.	It is expressly agreed that acceptance by the Landlord at any time after a review date of (or demand by the Landlord at any such time for) rent at the yearly rate payable prior to such review date shall not be regarded as acceptance by the Landlord that such rent represents the revised rent as from such review date or as a waiver of or personal bar on the right of the Landlord to set in motion at any time after the relevant review date the machinery for review of the rent or to collect the revised rent as and from such review date all as hereinbefore provided.

5.	TENANT’S OBLIGATIONS

The Tenant hereby binds and obliges itself to observe and perform throughout the term the conditions, obligations and others contained in, specified in, referred to or otherwise set out in this clause 5.

5.1.	Rent payment

5.1.1.	To pay the yearly rent stated in or ascertained in accordance with clause 4.2 without deduction or set off (other than as required by law) by four equal payments in advance on or before the usual Scottish quarter days (namely the 28th day of February, May, August and November in each year) by (unless the Landlord shall from time to time express a contrary requirement to the Tenant in writing) bankers’ standing order to such bank account as the Landlord may direct in writing from time to time the first payment to be made on the date of entry and being an appropriate proportion from the date of entry to the next quarter day after the date of entry with the next payment being made on that quarter day for the quarter following and so forth quarterly, termly and proportionally thereafter.

5.2.	Outgoings

5.2.1.	To bear, pay and discharge all existing and future rates, taxes, duties, charges, assessments, impositions and outgoings whatsoever (whether parliamentary, national, parochial, local or otherwise and whether or not of a capital or non-recurring nature) which now are or may at any time hereafter during the term be charged, levied, assessed or imposed upon the Premises or any part or parts thereof or upon the owner or occupier in respect thereof or which arise from this Lease (and such proportion as shall be conclusively determined by the Landlord’s Surveyor acting reasonably and on a fair and equitable basis of those payable for the Premises together with other premises) except any tax imposed on the Landlord in respect of the receipt of rent payable hereunder (other than the VAT if any thereon) or dealings by the Landlord with its interest in the Premises.

5.2.2.	To bear, pay and discharge all charges for gas, electricity, water, telephone or other services used in the Premises and the cost of periodic rental of any meters or other equipment supplied to the Premises.

5.3.	Charges for services/Items of Common Use and Benefit

To contribute and pay on demand to the Landlord a fair and equitable proportion (to be conclusively determined by the Landlord’s Surveyor) of all expenses:-

5.3.1.	incurred by the Landlord in connection with the maintenance, repair, cleaning, renewal, remaking, reconstructing, resurfacing and rebuilding of all roads, ways, passages, pavements, Conduits, party walls, party structures, roofs and other conveniences, servitudes and amenities whatsoever which may belong to or be used by or for the Premises in common with other premises and to keep the Landlord indemnified against such proportion of such expenses;

5.3.2.	incurred by the Landlord in complying with any requirements of a competent authority or any Legal Requirements or the title deeds relating to the Premises in common with other premises.

5.4.	Insurance

5.4.1.	To repay to the Landlord within 10 Working Days of demand without deduction or set-off:-

5.4.1.1.	the expense which the Landlord shall from time to time incur in the insurance of the Premises in accordance with clause 8.2;

5.4.1.2.	any amount which may be properly deducted or disallowed by the insurers pursuant to any excess provision in any insurance policy effected by the Landlord in terms of this Lease upon settlement of any claim by the Landlord; and

5.4.1.3.	any expense which the Landlord may incur in obtaining a valuation of the Premises (but not more frequently than once in every three years).

5.4.2.	To repay to the Landlord within 10 Working Days of demand the whole of the premiums paid by the Landlord for insuring three years’ (or such shorter period as the Landlord shall reasonably require) loss of actual or anticipated yearly rents for the Premises.

5.4.3.	The Tenant shall insure the fixed or plate glass (if any) in an insurance office approved by the Landlord in writing (such approval not to be unreasonably withheld) against breakage or damage for its full reinstatement cost from time to time and whenever so required to produce to the Landlord the policy of such insurance and the receipt for the current year’s premium and whenever the whole or any part of the fixed or plate glass is broken or damaged to lay out all money received in respect of such insurance as quickly as possible in reinstating with new glass of the same quality and thickness and to make up any shortfall from its own monies.

5.4.4.	To notify the Landlord immediately:-

5.4.4.1.	of any matter of such a nature as to be likely to affect the decision of any insurer or underwriter to grant or to continue insurance in respect of or affect the level of cover in respect of any or all of the Insured Risks; or

5.4.4.2.	if any event or thing happens in or relating to the Premises against which the Premises are insured under the terms of this Lease.

5.4.5.	Not to do or omit anything whereby:-

5.4.5.1.	any policy of insurance on the Premises or any adjoining premises may become void or voidable or otherwise prejudiced or the insurance monies rendered irrecoverable in whole or in part;

5.4.5.2.	abnormal or loaded insurance premiums may become payable, unless the Tenant shall have previously notified the Landlord in writing, obtained the Landlord’s consent thereto and have paid the increased premium and shall otherwise free, relieve and indemnify the Landlord of, from and against all or any such increased premium.

5.4.6.	Without prejudice to the provisions of clause 5.4.5.1 in the event that any insurances effected by the Landlord whether in respect of the Premises or any adjoining premises are rendered void or voidable in whole or in part or the insurance monies are rendered irrecoverable whether in whole or in part by reason of any act, neglect, default or omission of the Tenant or any sub-tenant or any other permitted occupier or their respective servants, agents, invitees or licensees or any other person for whom the Tenant is legally responsible then the Tenant shall forthwith on demand pay to the Landlord (in addition to all other sums payable under this Lease) a sum equal to the portion of such insurance monies so rendered irrecoverable.

5.4.7.	To comply at all times with the requirements of the insurers relating to the Premises and any adjoining premises.

5.4.8.	Not without the Landlord’s written consent to effect any insurance which may reduce the insurance monies receivable by the Landlord.

5.4.9.	If at any time the Tenant shall become entitled to the benefit of any insurance proceeds in respect of the Premises (arising out of a policy which is not effected or maintained in pursuance of any obligation contained in this Lease) to apply such proceeds in making good the loss or damage to which those proceeds relate.

5.5.	Alterations

5.5.1.	Not to cause damage to the Premises.

5.5.2.	Not to make non-structural alterations to the frontage and fascia of the Premises nor to make internal non-structural alterations to the Premises in each case without the Landlord’s prior consent (such consent not to be unreasonably withheld or delayed) subject to the Tenant:-

5.5.2.1.	obtaining and complying with all necessary consents of any competent authority and/or required in terms of the title deeds;

5.5.2.2.	paying all charges of any such authority or person entitled so to charge in terms of the title deeds in respect of those consents;

5.5.2.3.	making an application to the Landlord supported by drawings and where appropriate a specification all in duplicate;

5.5.2.4.	at the expiry or sooner determination of the term, if and to the extent required by the Landlord, reinstating the Premises to the same condition as they were in prior to the carrying out of such alterations;

5.5.2.5.	entering into such other obligations as the Landlord may reasonably require as to the execution, insurance and reinstatement of the works; and

5.5.2.6.	in no manner interfering with the exercise of any right of the Landlord or any third party.

5.5.3.	Any other alterations to the Premises shall be absolutely prohibited except with the Landlord’s consent.

5.6.	Repairs

5.6.1.	To accept the Premises at the date of entry as in good substantial and tenantable condition and repair and fit for the purpose for which they are let and at all times throughout the term at the Tenant’s expense and to the reasonable satisfaction of the Landlord well and substantially to repair, maintain, decorate, cleanse, glaze, point and where necessary renew, rebuild and reinstate and generally in all respects keep in good and substantial repair and condition the Premises and every part thereof with all necessary maintenance, cleansing and rebuilding and renewal works and amendments whatsoever (regardless of the age or state of dilapidation of the buildings for the time being comprised in the Premises and irrespective of the cause of the damage necessitating such repair, maintenance, renewal, rebuilding or others and including any which may be rendered necessary by any defects, latent or patent which may exist or subsequently become manifest in the Premises), but excepting (i) damage by any Insured Risks for which the Landlord is indemnified under any insurance policy effected hereunder save to the extent that the payment of insurance monies shall have been refused or withheld in whole or in part by reason of the act, neglect, default or omission of the Tenant or any sub-tenant or their respective servants, agents, invitees or licensees or any other persons for whom the Tenant is legally responsible and the Tenant has not made good the amount rendered so irrecoverable in terms of clause 5.4.6 and save further for any excesses payable under such policy or policies (ii) any Uninsured Risk Damage and (iii) any works arising from or are necessitated by any negligent act or omission of the Landlord or others for whom they are responsible at law. Provided that (a)

in carrying out any works whatsoever to the Premises the Tenant shall use best quality appropriate materials and (b) any warranty by the Landlord, whether express or implied and whether under statute or common law or otherwise that the Premises are reasonably fit for the purposes for which they are let is expressly excluded.

5.6.2.	To keep all windows and glass of the Premises clean both inside and outside and unobstructed.

5.6.3.	To keep in good and safe repair all Conduits exclusively serving the Premises.

5.6.4.	To repair or replace (where beyond economic repair) by articles of equivalent or better quality any Landlord’s fixtures, fittings, lifts, boilers, plant, machinery or equipment on or in the Premises needing repair or replacement.

5.6.5.	To keep all rubbish and waste enclosed in suitable receptacles situated in such areas as may be designated by the Landlord acting reasonably and to empty such receptacles at least once a week and to keep any part or parts of the land forming part of the Premises as may from time to time be unbuilt upon in proper, neat and tidy order and condition all to the reasonable satisfaction of the Landlord.

5.6.6.	To give written notice to the Landlord immediately upon becoming aware of any want of repair or any defect in the Premises.

5.6.7.	At the reasonable request of the Landlord but at the cost of the Tenant to enter into such contracts as the Landlord may reasonably consider advisable with persons of repute previously approved by the Landlord for the regular maintenance, inspection and servicing of any fire or security alarm system, sprinklers, smoke detection system, lift(s), boiler(s), heating system, air conditioning system or other such systems or installations and associated apparatus as are or may hereafter be installed in or on the Premises.

5.6.8.	To pay to the Landlord any costs properly incurred by the Landlord in connection with the repair, maintenance, resurfacing or renewal of any neighbouring or adjoining premises occasioned by the act, neglect, default or omission of the Tenant or any sub-tenant or their respective servants, agents, invitees or licensees or any other persons for whom the Tenant is legally responsible.

5.7.	Decoration

5.7.1.	In this clause 5.7 “to decorate” means to paint, polish, repaper or otherwise treat as the case may be in a proper and workmanlike manner all surfaces usually or requiring to be so treated having first prepared such surfaces by stripping off, stopping and priming as may be necessary and to wash down all washable surfaces and to restore, point and make good all brickwork, stucco and stonework where necessary and to grain, marble or varnish any parts usually so treated, all decoration being carried out with good quality materials.

5.7.2.	To decorate the outside of the Premises in the fifth year of the term and in every fifth year afterwards and the inside of the Premises in the fifth year of the term and every fifth year afterwards and both the outside and the inside in the last three months of the term whenever determined (PROVIDED THAT no such decoration shall be required more than once in any one calendar year), the decoration whenever it differs from the present colour or type to be in a colour and type previously approved by the Landlord’s Surveyor, such approval not to be unreasonably withheld and to clean the outside stonework of the Premises as often as the Landlord may reasonably require, all to the reasonable satisfaction of the Landlord or the Landlord’s Surveyors.

5.8.	To leave in good repair

At the expiry or sooner termination of this Lease (in this clause 5.8 referred to as “the date of expiry”) quietly and without any warning away or other process of law notwithstanding any law or practice to the contrary to deliver up the Premises with vacant possession and in a state and condition as shall in all respects be consistent with a full and due performance by the Tenant of the provisions herein contained having first:-

5.8.1.	repaired or replaced (where beyond economic repair) any landlord’s fixtures and fittings which may be worn, missing or damaged with articles of an equivalent kind and quality;

5.8.2.	made good any damage resulting from the removal of any additions, erections, fixtures, fittings, fascia, signs, or plant and machinery in the nature of tenant’s fixtures or fittings;

5.8.3.	if and to the extent so required by the Landlord, reinstated and restored the condition of the Premises to that existing before any alterations or additions were carried out; and

5.8.4.	complied in full with the requirements of any schedule of dilapidations or wants of repair served prior to such date of expiry;

all of the foregoing matters being attended to in a proper and workmanlike manner and all consequential damage being made good all to the reasonable satisfaction of the Landlord’s Surveyor. In the event that the Premises are not so delivered up by the Tenant at the date of expiry, then the Landlord shall be entitled to serve a schedule of dilapidations or wants of repair upon the Tenant at any time up to 2 months after the date of expiry and in the event that the Tenant does not comply in all respects with the same in manner aforesaid within 1 month of the service of said schedule (or immediately in the case of emergency) then the Landlord shall be entitled to carry out the works thereby required and the Tenant shall reimburse to the Landlord on demand the costs properly incurred by the Landlord in so doing together with all professional and other fees properly incurred by the Landlord in connection therewith.

5.9.	Use

5.9.1.	Not to use the Premises other than for use for the manufacture of biotechnology products and/or research into the production of biotechnology products and/or development of processing for the production of biotechnology products with ancillary offices and warehousing or for such other use as shall be approved in writing by the Landlord.

5.9.2.	Not to do on the Premises anything which may be a nuisance or annoyance or cause danger, injury or damage to the Landlord or its tenants or any neighbouring owner or occupier.

5.9.3.

Not to use the Premises for any noxious, noisy, offensive or dangerous trade, business or pursuit nor for any illegal or immoral act or purpose nor as a club, betting shop or for any purpose which is declared unlawful or requires a Licence under the Betting Gaming and Lotteries Act 1963 or for the collection of football pools’ coupons or the sale of lottery tickets or as a sex shop, amusement arcade or leisure centre nor for any public exhibition, show or political meeting nor as a restaurant, snack bar or for catering of any description and not to hold any sales by auction nor keep any animals or birds on the Premises, and not to allow on the Premises any hazardous materials (except for materials generated by the use of the Premises permitted by this Lease and stored in accordance with all applicable Legal Requirements) or anything which is or may become dangerous or offensive.

5.9.4.	Not so far as concerns the building or buildings situated from time to time upon the Premises to cause any obstruction outside.

5.9.5.	Not to use on the Premises:-

5.9.5.1.	any machine other than normal shop and office machines and computer equipment which in appropriate cases shall be rubber or otherwise mounted so as to minimise noise and vibration;

5.9.5.2.	any machinery or sound reproduction amplifying equipment which shall cause a nuisance or disturbance to the Landlord or the owners or occupiers of adjoining or neighbouring premises.

5.9.6.	Not to do anything which imposes an excessive load or strain on the Premises or which might reasonably be expected to cause structural damage.

5.9.7.	Not to obstruct others lawfully using areas (if any) which the Tenant is entitled to use in common and to use the same in a reasonable manner and in accordance with any reasonable regulations made by the Landlord from time to time in regard thereto.

5.9.8.	Not to reside or sleep on the Premises.

5.9.9.	Not to discharge anything into the Conduits serving the Premises which will or may be corrosive or harmful or which may cause any obstruction or deposit therein, and forthwith to remove such obstruction and to make good all damage to the reasonable satisfaction of the Landlord.

5.10.	Advertisements and aerials, etc.

5.10.1.	Not without the Landlord’s consent to exhibit any advertisement, notice or sign outside the Premises or inside the Premises so as to be seen from the outside save for a fascia or other sign displaying the Tenant’s normal corporate signage and which if so required by the Landlord shall be removed at the expiry or sooner determination of the term and any damage thereby occasioned made good by the Tenant.

5.10.2.	Not to install any flag pole nor any outside television or radio aerial or window box on the Premises.

5.11.	Assignations

5.11.1.	Not to assign the Tenant’s interest in part only of this Lease.

5.11.2.	Not to assign the Tenant’s interest in the whole of this Lease without the prior written consent of the Landlord which shall not be unreasonably withheld in the case of a proposed assignee who is respectable and responsible, of sound financial standing and in the Landlord’s reasonable opinion demonstrably capable of performing the obligations of the Tenant under this Lease.

5.12.	Sub-letting and Parting with Possession:-

5.12.1.	Not (save for any subletting in accordance with the provisions of clauses 5.12.2 and 5.12.3) to sublet or part with the possession of the whole or any part of the Premises.

5.12.2.	Not to sublet the Premises except as a whole and after obtaining the consent of the Landlord which shall not be unreasonably withheld in the case of a proposed sub-tenant who is respectable and responsible, of sound financial standing and is in the Landlord’s reasonable opinion demonstrably capable of performing the obligations of the sub-tenant under the proposed sub-lease.

5.12.3.	Notwithstanding the foregoing provisions of this clause 5.12 not to grant a sub-lease of the Premises (whether mediate or immediate) unless:-

5.12.3.1.	the rent payable under that sub-lease shall be at a rent which at the date of the grant of that sub-lease is equal to or greater than the market rent for the Premises;

5.12.3.2.	that sub-lease is granted on or subject to terms which do not require the payment of any fine or premium or the granting to the relevant sub-tenant of any rent free period in excess of that which is normal in the market for properties such as the Premises at that time;

5.12.3.3.	that sub-lease imposes upon the relevant sub-tenant obligations, conditions and provisions (which the Tenant obliges itself with the Landlord to operate and enforce):-

5.12.3.3.1.	for upward only reviews of rent on the same dates and on the same terms and conditions as the review dates and terms and conditions specified by this Lease and occurring at least as frequently as under this Lease but the Tenant may, with the approval of the Landlord not to be unreasonably withheld, introduce additional reviews of rent on such terms and conditions;

5.12.3.3.2.	which allow for the relevant landlord under that sub-lease to effect an irritancy on breach of any obligation by the relevant sub-tenant;

5.12.3.3.3.	no less onerous than those imposed upon the Tenant by or pursuant to this Lease;

5.12.3.3.4.	prohibiting the relevant sub-tenant from doing or allowing any act or thing on or in relation to the Premises inconsistent with or in breach of the obligations and conditions imposed upon the Tenant by or pursuant to this Lease;

5.12.3.3.5.	restricting assignation, charging and parting with possession in terms mutatis mutandis the same as those contained in this Lease and upon the basis that the Landlord as well as the Tenant shall have the right to approve permissible dealings and to require direct undertakings and guarantees and prohibiting any sub-sub-letting;

5.12.3.4.	the property to be sublet falls wholly within the Premises as comprised within this Lease and does not include any property or any right over any property which is not granted by this Lease; and

5.12.3.5.	that sub-lease is otherwise in a form approved by the Landlord acting reasonably.

5.12.4.	Not to vary the terms or accept any surrender of any sub-lease except after obtaining the consent of the Landlord which shall not be unreasonably withheld.

5.12.5.	To ensure that:-

5.12.5.1.	the rent payable under any sub-lease is neither reduced nor commuted nor payable further in advance than provided for by that sub-lease;

5.12.5.2.	the rent payable under any sub-lease is reviewed in accordance with its terms;

5.12.5.3.	no agreement is reached with the relevant sub-tenant about any reviewed rent except after obtaining the consent of the Landlord which shall not be unreasonably withheld; and

5.12.5.4.	the Landlord’s representations as to the rent which ought to be payable are made to the persons appointed to determine the rent under the permitted sub-lease to the reasonable satisfaction of the Landlord.

5.12.6.	Not without the prior written consent of the Landlord to share or part with possession of the whole or any part of the Premises or hold the Tenant’s interest in this Lease in trust for any other party other than by way of an assignation, security or sub-lease permitted under clauses 5.11, 5.12 or 5.13.

5.13.	Charging

5.13.1.	Not to charge part only of the Tenant’s interest in this Lease.

5.13.2.	The Tenant shall be entitled to charge the whole Tenant’s interest in this Lease without the consent of the Landlord.

5.14.	Registration and information

5.14.1.	Within two months after any permitted assignation, charge, sub-lease, sub-sub-lease, parting with possession or any permitted transmission or other devolution of an interest in the Premises or any part of the Premises to deliver to the Landlord’s solicitors two Books of Council and Session registered extracts of the document(s) effecting such transaction.

5.14.2.	At the request of the Landlord from time to time to supply full details of:-

5.14.2.1.	the use of the Premises; and

5.14.2.2.	any occupiers of the Premises and of the terms of any such occupations including any rents or payments in the nature of rent currently payable by any such occupiers and any provisions for the review of such rent.

5.15.	Entry to Remedy Breach of Obligation

To permit the Landlord after prior notice of at least 48 hours to the Tenant (or at any time in an emergency) to enter the Premises without obligation to pay compensation to the Tenant to remedy any breach of obligation for which the Tenant is liable (without prejudice to the Tenant’s liability for such breach).

5.16.	Entry to Carry Out Works in Default

5.16.1.	To permit the Landlord after prior notice of at least 48 hours to the Tenant (or at any time in the case of emergency) to enter the Premises without obligation to pay compensation to the Tenant for the purpose of:-

5.16.1.1.	viewing and recording their state and condition; and

5.16.1.2.	preparing a notice identifying any breaches of the Tenant’s obligations relating to the state and condition of the Premises and requiring the Tenant to remedy them.

5.16.2.	If the Landlord has given notice during the term of any breach of obligation relating to the state and condition of the Premises for which the Tenant is liable:-

5.16.2.1.	to start the necessary remedial work within 10 Working Days of the date of the notice;

5.16.2.2.	to proceed diligently and without interruption to complete the work; and

5.16.2.3.	to complete the work within such reasonable period or periods (which may continue after the expiry of the term) as the Landlord may specify in the notice (or any longer period which the Landlord may allow the Tenant) provided that where any period continues after the expiry of the term, the Landlord shall allow the Tenant reasonable access to the Premises for the carrying out of the work.

5.16.3.	If the Tenant does not comply with clause 5.16.2 (whether the failure is to start the work, to proceed diligently with the work or to complete the work) then, without prejudice to the Tenant’s liability for any breach of obligation:-

5.16.3.1.	to allow the Landlord to enter the Premises and carry out the outstanding work; and

5.16.3.2.	to pay on demand on a full indemnity basis and as a debt due all proper costs and expenses (including fees of professional advisers) incurred by the Landlord in connection with carrying out the work in default.

5.16.4.	In any event to pay on demand on a full indemnity basis and as a debt due all costs and expenses (including fees of professional advisers and, where the term has expired, loss of rent for the period from the expiry of the term until completion of the works at the rate payable immediately before the expiry of the term) arising from or in connection with the preparation and service of any such notice.

5.17.	Inspection

To permit the Landlord after prior notice of at least 48 hours to the Tenant (or at any time in an emergency) to inspect the Premises at reasonable times for any purpose.

5.18.	Entry for repairs, etc.

To permit the Landlord after prior notice of at least 48 hours to the Tenant (or at any time in an emergency) to enter the Premises at reasonable times subject to the person exercising such right making good any damage caused to the Premises:-

5.18.1.	in connection with maintenance, repair, alteration or development or the connecting up of Conduits to any neighbouring premises or to anything serving or running through the Premises or any neighbouring premises;

5.18.2.	to exercise a right, or to comply with an obligation of repair, maintenance or renewal under this Lease or in connection with any of the matters referred to in clause 5.3; or

5.18.3.	to comply with any requirements of any competent authority or any third party having legal rights over the Premises or any neighbouring premises.

5.19.	On re-letting or sale of Landlord’s interest

To allow the Landlord upon prior notice of at least 48 hours to enter the Premises during the last six months of the term or at any time when the Landlord wishes to sell its interest in order to fix upon the Premises a noticeboard for the re-letting or the sale of the Premises which shall not be removed or obscured by the Tenant but which shall not be fixed in such a position as to interfere with the Tenant’s signage and to permit all persons authorised by the Landlord or its agents to view the Premises during normal business hours by appointment without interruption.

5.20.	Compliance with statutes etc.

5.20.1.	To comply in all respects at the Tenant’s expense with the provisions of all Legal Requirements for the time being in force relating to the Premises.

5.20.2.	Not to do or omit on or about the Premises any act or thing by reason of which the Landlord may under any Legal Requirements or the title deeds incur or have imposed upon it or become liable to pay any levy, penalty, damages, compensation, costs, charges or expenses and so far as the law allows to indemnify the Landlord against all such liability and in particular (but without prejudice to the generality of the foregoing) against any liability under the Factories Act 1961, the Offices Shops and Railway Premises Act 1963, the Fire Precautions Act 1971, the Health and Safety at Work etc, Act 1974, the Control of Pollution Act 1974, the Environmental Protection Act 1990 and the Environment Act 1995 and all current fire, sanitary and environmental health regulations relating to the Premises and against such fair and equitable proportion of any such liability relating both to the Premises and any other neighbouring and adjoining premises as the Landlord’s Surveyor shall conclusively determine.

5.21.	Expenses

5.21.1.	To pay on demand to the Landlord, as a debt due, all proper and reasonable costs and expenses properly incurred by the Landlord in connection with:-

5.21.1.1.	any breach of obligation by the Tenant;

5.21.1.2.	any notice requiring the Tenant to remedy a breach of any of the Tenant’s obligations;

5.21.1.3.	the preparation and service of a schedule of dilapidations during or within 2 months after the end of the term;

5.21.1.4.	any consent applied for under this Lease;

5.21.1.5.	commissioning an Energy Performance Certificate in connection with any consent applied for under this Lease; and

5.21.1.6.	any request by the Tenant relating to the Premises (including where appropriate the approval of plans and specifications, the inspection of works and the issue of any certificate in respect thereof).

5.22.	Town planning

5.22.1.	Not to apply for planning permission in respect of the Premises without the Landlord’s prior written consent which shall not be unreasonably withheld.

5.22.2.	If the Landlord attaches conditions to any consent referred to in clause 5.22.1 not to apply for any relevant planning permission except in accordance with those conditions.

5.22.3.	At all times during the term to comply with the provisions and requirements of the Planning Acts and of any planning permissions (and the conditions thereof) relating to or affecting the Premises.

5.22.4.	Subject to clause 5.22.1 as often as necessary at the Tenant’s expense to obtain and if appropriate renew all necessary planning permissions and serve all necessary notices required for the carrying out by the Tenant of any operations or the commencement or continuance by the Tenant of any use on the Premises constituting development.

5.22.5.	To pay and satisfy any charge imposed under the Planning Acts for any development by the Tenant at the Premises.

5.22.6.	Not to accept nor to implement any planning permission before it has been produced to and acknowledged by the Landlord as satisfactory, (such acknowledgement not to be unreasonably withheld) the Landlord reserving the right to refuse to express such satisfaction if the period of such permission or anything contained in or omitted from it in the Landlord’s or the Landlord’s Surveyor’s reasonable opinion would prejudice the Landlord’s interest in the Premises or any adjoining or neighbouring premises either during or after the term and in the event of any such permission containing conditions which the Landlord expresses to be unsatisfactory the Tenant shall forthwith at the Landlord’s request lodge the necessary notice of appeal and at the Tenant’s cost proceed diligently with such appeal, at all times at the request of the Landlord keeping the Landlord informed as to the progress thereof.

5.22.7.	Where the consent or approval of the Landlord is required for the carrying out of any works at, on, or to the Premises and the Landlord has granted such consent or approval, not to implement any such works until such time as the Tenant has obtained planning permission, building warrants and any other necessary consents and has otherwise fully observed the provisions of this clause 5.22.

5.22.8.	Unless the Landlord otherwise directs in writing to carry out and complete before the expiry or sooner determination of the term:-

5.22.8.1.	any work required to be carried out at the Premises as a condition of any planning permission implemented by the Tenant or any sub-tenant or other occupier or predecessor in title of the Tenant whether or not the date by which the planning permission requires such works to be carried out is within the term; and

5.22.8.2.	any development begun by the Tenant or any sub-tenant or other occupier or predecessor in title of the Tenant at the Premises in respect of which the Landlord shall or may be or may become liable for any charge or levy.

5.22.9.	If called on to produce to the Landlord and the Landlord’s Surveyor all plans, documents and other evidence reasonably required by the Landlord to satisfy itself that this clause 5.22 has been complied with.

5.22.10.	Subject always to compliance with clause 5.27 as soon as practicable and in any event within 5 Working Days of the Tenant becoming aware of the same to notify the Landlord of any order, direction, proposal or notice under the Planning Acts served on or received by the Tenant or coming to the Tenant’s notice which affects the Premises and to produce to the Landlord if required any such order, direction, proposal or notice in the Tenant’s possession and not to take any action in respect of such order, direction, proposal or notice without the Landlord’s approval and at the request of the Landlord and cost of the Tenant to make or join in making such objection or representation in respect of any such order, direction, proposal, application or notice as the Landlord shall deem expedient.

5.22.11.	If the Tenant shall by reference to the Tenant’s interest in the Premises receive any compensation because of any restriction upon the use of the Premises under or by virtue of the Planning Acts then when such interest shall determine (for whatever reason) the Tenant shall immediately make such provision as is just and equitable for the Landlord to receive a due benefit from such compensation.

5.23.	Taxes on development

Notwithstanding anything in this Lease to the contrary not to do to or at the Premises anything which imposes on the Landlord any liability to pay tax under any Legal Requirement imposing a levy upon profits derived from the disposal or development of land and so far as the law allows to indemnify the Landlord against all liability for any such tax and any loss or damage arising from any development by or for the Tenant or any person claiming through or under the Tenant at the Premises during the term.

5.24.	VAT

5.24.1.	To pay without deduction or set-off all VAT chargeable on all taxable supplies received by the Tenant under or in connection with this Lease.

5.24.2.	To reimburse to the Landlord without deduction or set off all VAT on supplies received by the Landlord where the Tenant is obliged under or in connection with this Lease to reimburse the Landlord for such supplies and the Landlord is unable to recover such VAT as input tax.

5.25.	Servitudes and encroachments

5.25.1.	Not to obstruct any window, light, servitude or any right of way or other right belonging to or enjoyed by the Premises nor acknowledge that any light, right of way, servitude or right is enjoyed by consent of any other person nor grant to third parties rights over the Premises and to give immediate notice to the Landlord if any servitude, right or encroachment affecting the Premises shall be made or attempted and at the Landlord’s request but at the Tenant’s cost to adopt such means as may be reasonably required to prevent such servitude, right or encroachment.

5.25.2.	Not at any time during the term to bring any action or make any claim or demand on account of any injury to or diminution of light or air to the Premises or any doors, windows or apertures thereof in consequence of the erection or alteration of any building overlying, underlying or adjacent, neighbouring or opposite to the Premises for which the Landlord shall have given its consent or in respect of any servitude, right or privilege granted or to be granted by the Landlord for the benefit of any such other building and to concur with the Landlord in any consent which the Landlord may give or grant as hereinbefore mentioned.

5.26.	Interest

If and whenever the Tenant shall fail to pay the rent or any other monies due under this Lease on the due date for payment thereof, the Tenant shall pay to the Landlord Interest on such rent or other monies as the case may be from the date upon which such rent or other monies fell due (or if earlier the date of demand) to the date on which such rent or other monies are actually paid. The due date for payment shall, in the case of rent be the relevant quarter day and in all other cases the date occurring 10 Working Days after the date of demand by the Landlord.

5.27.	Notices, etc.

5.27.1.	As soon as reasonably practicable on receipt from any public authority of any consent, notice, order, communication or proposal of any nature affecting the Premises to send a copy of the relevant document to the Landlord and at the Landlord’s request but at the Tenant’s cost to make or join the Landlord in making such objections or representations against or in respect of any such notice, order, communication or proposal as the Landlord reasonably deems expedient.

5.27.2.	To give written notice forthwith to the Landlord of any notice, permission, order or proposal relating to the Premises given, made or notified by any competent authority and also of any other communication or matter which it may receive or become aware of which affects or may affect the interest of the Landlord in the Premises or any part thereof or under this Lease, and upon becoming aware of the same, of any damage to the Premises or any part thereof caused by any of the Insured Risks or by an Uninsured Risk or of any defect in the Premises or any part thereof which if not remedied might give rise to any third party claim or to any obligation on the Landlord to do or refrain from doing any act or thing to comply with any legal duty of care.

5.27.3.	At all times to display and maintain on the Premises all notices relating to the proper management of the Premises or in compliance with any Legal Requirement which the Landlord may from time to time require to be displayed but which shall not be required in such a position as to interfere with the Tenant’s business save where the same is required to comply with such Legal Requirement.

5.28.	To observe title conditions

5.28.1.	To perform and observe (except insofar only as the following are comprised within any obligation specifically undertaken by the Landlord in terms of this Lease) the conditions, provisions, obligations and others specified or referred to in the title deeds of the Premises (so far as valid, subsisting and applicable) in the same manner and to the same extent as if the Tenant were the heritable proprietor of the Premises.

5.28.2.	To perform and observe the tenant’s obligations (other than the obligation to pay rent and to complete the Development Works) and the restrictions referred to in the Superior Lease so far as they relate to the Premises notwithstanding any inconsistency between this Lease and the obligations and restrictions contained in the Superior Lease.

5.29.	Fire fighting

5.29.1.	To keep the Premises supplied and equipped with all fire fighting and extinguishing appliances and fire detection equipment from time to time required by any Legal Requirement, required by the insurers of the Premises or reasonably recommended by them, or reasonably required by the Landlord.

5.29.2.	To ensure that such appliances and equipment are kept open for inspection and properly maintained and not to obstruct the access to or means of working such appliances or equipment or the means of escape from the Premises in case of fire.

5.29.3.	To take expeditiously all requisite steps to obtain any necessary fire certificate.

5.30.	Breach by Sub-Tenant

In the event of the breach, non-performance or non-observance of any obligations, conditions, agreements or provisions contained or referred to in this Lease by any sub-tenant or other person holding the Premises as sub-tenant or by any other permitted occupier forthwith upon discovering the same to take and institute at its own expense all necessary steps and proceedings to remedy such breach, non-performance or non-observance and if the same shall not be remedied to the satisfaction of the Landlord within such reasonable period of time as the Landlord may intimate, if the Landlord shall so require, to enforce the Tenant’s rights of irritancy against such sub-tenant, but the provisions of this clause 5.30 are without prejudice to the Landlord’s right of irritancy under this Lease.

5.31.	Compliance with Construction Regulations

5.31.1.	To comply with its obligations under the Construction Regulations including all requirements in relation to the provision and maintenance of a health and safety file.

5.31.2.	Where the Construction Regulations apply, to plan, carry out and complete any works to the Premises in all respects in accordance with the Construction Regulations.

5.31.3.	Before commencing any works to which the Construction Regulations apply, to procure that a declaration to the effect that the Tenant is the sole client in respect of those works for the purposes of the Construction Regulations is made to the Health and Safety Executive and to give to the Landlord a copy of that declaration within three Working Days of it being sent and of the acknowledgment of it from the Health and Safety Executive (or such other authority as may from time to time be appropriate under the Construction Regulations) within three Working Days of receipt.

5.31.4.	Within one month after completion of any works to which the Construction Regulations apply to give to the Landlord all necessary details of those works for the health and safety file required to be maintained under the Construction Regulations and if the Tenant shall fail to do so the Landlord may enter the Premises to carry out at the cost of the Tenant such inspections and investigations (including removing or making copies of any documents) necessary to enable the Landlord to make a complete record of those works and to obtain such other information as that file should contain.

5.31.5.	Where the Construction Regulations apply to any works undertaken by the Tenant or any sub-tenant to procure in favour of the Landlord a royalty-free, irrevocable, non-exclusive licence (which may be assigned or in respect of which sub-licences may be granted) to use and reproduce any and all documents relating to those works contained in the health and safety file and the designs and inventions contained in them for any purpose whatsoever connected with the Premises or the Landlord’s development.

5.31.6.	To permit the Landlord to enter the Premises to inspect and take copies of any health and safety file maintained by the Tenant or any sub-tenant under the Construction Regulations.

5.31.7.	At the expiry or sooner determination of the term to give to the Landlord any health and safety file relating to the Premises maintained by the Tenant or any sub-tenant pursuant to the Construction Regulations.

5.32.	Management Regulations

To comply with all reasonable regulations and directions which the Landlord may from time to time impose relating to the use and management of any items or areas of common use and benefit (if any) which the Tenant is entitled to the non-exclusive use or enjoyment of in terms of this Lease and to comply with all reasonable regulations, arrangements and agreements made by the Landlord from time to time in connection with access to and egress from the Premises over any land or premises whether or not used or to be used in common or jointly with any other person and so that, without prejudice to the foregoing generality, no road, forecourt, or other area or entrance or passageway leading to or giving access to or egress from the Premises or over which the Tenant may have rights of access or use shall be damaged or obstructed or used in such manner as to cause in the reasonable opinion of the Landlord, any nuisance, damage or annoyance.

5.33.	Energy Performance Certificates

5.33.1.	To co-operate with the Landlord, and provide the Landlord with all necessary information required, in order for the Landlord to commission or prepare an Energy Performance Certificate for the Premises or to otherwise comply with the terms of the EPB Regulations;

5.33.2.	Not to commission or prepare an Energy Performance Certificate for the Premises without the prior written consent of the Landlord;

5.33.3.	Without prejudice to the terms of clause 5.33.2, to provide the Landlord with a certified true copy of any Energy Performance Certificate commissioned or prepared by or on behalf of the Tenant in respect of the Premises.

5.34.	General Undertaking

To perform, observe and comply with the whole other obligations, stipulations, restrictions and other provisions of this Lease in so far as affecting the Tenant.

6.	PROVISOS

It is further agreed as follows:-

6.1.	Irritancy

If at any time during the term the Tenant shall allow any payment of the yearly rent or any other monetary sums payable hereunder or any part thereof to remain unpaid for a period of 10 Working Days (whether demanded or not) from the due date or if the Tenant shall fail to comply with or contravene any of the other material conditions, obligations, provisions and restrictions contained or referred to in this Lease or (being an individual or a firm) becomes insolvent or apparently insolvent, sequestrated, dissolved or has a judicial factor appointed or (being a company or a limited liability partnership) goes into liquidation whether voluntary or compulsory (otherwise than a voluntary liquidation of a solvent company for the purpose of amalgamation or reconstruction which has been approved by the Landlord (which approval will not be unreasonably withheld)) or if a receiver or an administrator shall be appointed in respect of the whole or any part of the property and undertaking of the Tenant or being a company with unlimited liability applies to limit its liability or if a poinding of the Tenant’s effects shall be executed and not released within 10 Working Days or if the Tenant shall voluntarily divest itself of its property by trust deed for behoof of creditors or otherwise enter into any composition with its creditors then and in any of these events it shall be in the power of the Landlord to irritate this Lease without any declarator or process of law to be used to that effect (which irritancy is declared to be pactional and not penal and shall not be purgeable at the Bar) and to remove the Tenant from possession of the Premises and that without prejudice to the Landlord’s claims for past or current rents or any other claims competent to the Landlord; Declaring, however, that the Landlord’s right of irritancy herein contained may not be exercised:-

6.1.1.	on account of failure by the Tenant to make payment of the yearly rent or any part thereof within 10 Working Days after the same shall have become due unless and until a further period of fourteen days has elapsed after written notice has been given by the Landlord to the Tenant detailing the failure and referring to this clause without the Tenant having made payment to the Landlord of the amount due; or

6.1.2.	on account of any other failure or contravention by the Tenant which is capable of being remedied unless and until a reasonable period (specified in the aftermentioned notice) has elapsed after written notice has been given by the Landlord to the Tenant detailing the failure or contravention and referring to this clause without the Tenant having remedied the same.

6.2.	Exclusion of Warranties

6.2.1.	The Tenant acknowledges that this Lease has not been entered into in reliance wholly or partly upon any statement or representation made by or on behalf of the Landlord save in so far as any such statement or representation is expressly set out in this Lease.

6.2.2.	Nothing in this Lease or in any consent or approval granted by the Landlord under this Lease shall imply or warrant that the Premises may under the Planning Acts or the title deeds be used for the purpose authorised by this Lease and the Tenant acknowledges and admits that the Landlord has not given or made at any time any representation or warranty that any such use is or will be or will remain a permitted use under the Planning Acts and notwithstanding that any such use may not be or may cease to be a permitted use under the Planning Acts, the Tenant shall remain fully bound and liable to the Landlord in respect of the Tenant’s obligations without any compensation, recompense or relief of any kind.

6.3.	Service of notices

All notices, counter-notices, requests or consents under this Lease (in this clause referred to by the term “notice”) shall be in writing. Any notice to the Tenant shall be sufficiently served if sent to the Tenant by recorded delivery post (if the Tenant shall be an incorporated body) to its principal or registered office or (if the Tenant shall be a person other than an incorporated body) to its last known address in Great Britain or Northern Ireland or to the Premises or (if the Tenant shall be a firm) to the firm and any one or more of the partners thereof at their principal place of business or at the Premises and (in any other case) to the Tenant at the Premises. Any notice to the Landlord (if an incorporated body) shall be sufficiently served if sent by recorded delivery post to its principal or registered office (or to such other address as it may intimate from time to time for the receipt of notices) or (if the Landlord shall be a person other than an incorporated body) shall be sufficiently served if sent by recorded delivery post to its last known address in Great Britain or Northern Ireland. Any notice sent by first class recorded delivery post shall in the absence of evidence to the contrary be deemed to have been duly served at the expiry of 2 Working Days after the date of posting. In proving service, it shall be sufficient to prove that the envelope containing the notice was duly addressed to the Tenant or to the Landlord (as the case may be) in accordance with the terms of this clause and posted to the place to which it was so addressed.

6.4.	Rent abatement, Exclusion of Rei Interitus/Mutual Option to Determine

6.4.1.	If the Premises shall be destroyed or so damaged by any of the Insured Risks so as to be unfit for occupation or use then unless the policy or policies of insurance of the Premises or any larger subjects of which the Premises form part shall have been vitiated or payment of the policy monies refused or withheld in whole or in part in consequence of any act, neglect, default or omission of the Tenant, any sub-tenant or their respective servants, agents, invitees or licensees or any other persons for whom the Tenant is legally responsible then payment of the yearly rent stated in or ascertained in accordance with clause 4 or a fair proportion thereof according to the nature and extent of the damage sustained and the extent of deprivation of occupation and use (the amount of such proportion in default of agreement to be conclusively determined by the Landlord’s Surveyor) shall be suspended until the Premises or the damaged or destroyed portion of the Premises shall have been reinstated or made fit for occupation or use or until the expiration of the period for which loss of rent has been insured against whichever is the shorter. PROVIDED AND DECLARING that subject only to clause 6.4.2 this Lease shall not be terminated by reason of destruction of or damage to the whole or any part of the Premises but shall nevertheless endure for the term notwithstanding any rule of law to the contrary and the application of rei interitus is expressly hereby excluded.

6.4.2.

6.4.2.1.	If the Premises are not so rendered fit for occupation or use by a date three years from the date of such destruction or damage by any of the Insured Risks the Tenant may at any time thereafter by giving not less than 20 Working Days written notice to the other determine this Lease PROVIDED THAT if the Premises shall have been rendered fit for occupation or use by a date prior to the expiry of such notice then such notice shall cease to have effect.

6.4.2.2.	If the Premises or any part thereof shall be damaged by any of the Insured Risks and the Landlord is prevented from rebuilding the Premises then the Landlord may determine this Lease by giving to the Tenant not less than 20 Working Days written notice and on the expiration of such notice this Lease shall forthwith determine and cease to be of further effect save in respect of any antecedent claims or liabilities under this Lease then subsisting and the whole of the insurance proceeds shall belong to the Landlord.

6.5.	In the event that Uninsured Risk Damage occurs then clause 6.4.1 of the Lease shall apply.

6.6.	Within nine months after the date of such Uninsured Risk Damage the Landlord shall be obliged to give written notice to the Tenant (such notice herein referred to as an “Election Notice”) stating whether or not the Landlord proposes to procure the rebuilding or reinstatement of the Premises;

6.7.	If the Election Notice states that the Landlord proposes to rebuild or reinstate as aforesaid, then for all the purposes of this Lease, the Uninsured Risk Damage shall be deemed to have been caused by one of the Insured Risks and the provisions of clause 6.5 and clause 8.2 shall apply.

6.8.	If the Election Notice states that the Landlord does not propose to rebuild or reinstate as aforesaid, or if no Election Notice is served strictly within the period of nine months referred to above, then either the Landlord or the Tenant may determine this Lease (without penalty) by serving upon the other not less than one month’s notice in writing to the other to that effect (but such determination notice may only be served prior to the Premise’s being rendered fit for and capable of beneficial occupation and use), but that without prejudice to any claim by either the Landlord or the Tenant against the other in respect of any antecedent breach of their respective obligations hereunder.

6.9.	Compensation on Vacating

Any right of the Tenant to claim compensation from the Landlord on vacating the Premises shall be excluded as far as the law may allow.

6.10.	Disclaimer of liability

6.10.1.

The Landlord shall not at any time be liable in any way to the Tenant or to any person or persons claiming through the Tenant or in the Premises or any adjoining property of the Landlord with the actual or implied authority of the Tenant for any loss, damage or expense sustained by or through any defect, decay, inadequacy, want of repair or decoration or otherwise in the Premises or in respect of or arising out of any interruption or failure of any services or the defective working, choking, stoppage, breakage or failure of any Conduits, equipment or machinery, or the bursting, exploding, leakage or failure of any Conduits, appliances, apparatus or equipment, or any sprinkler or other fire protection or prevention equipment, or the choking, stoppage or overflow thereof or from any other cause or source whatsoever, or out of the natural or accidental decay or insufficiency of any part of any adjoining premises of the Landlord;

6.11.	Rent demands

6.11.1.	The demand for or the acceptance of rent or any other monies due under this Lease by the Landlord or its agents shall not waive or discharge:-

6.11.1.1.	any breach of the Tenant’s obligations or the conditions or the restrictions contained in this Lease (which breach shall for all purposes of this Lease constitute a continuing breach) or the Landlord’s remedies in respect thereof; or

6.11.1.2.	any liability attached to the non-performance or non-observance of such obligations and conditions or the Landlord’s remedies in respect thereof; or

6.11.1.3.	the Landlord’s right to review the yearly rent in terms of clause 4.2.

6.11.2.	If the Landlord shall refrain from demanding or accepting rent or any other monies due under this Lease then Interest shall nevertheless be payable thereon by the Tenant for the period during which the Landlord shall so refrain if the reason for the Landlord so refraining is that there is reasonable ground for believing that the Tenant is in breach of any of the obligations, conditions or restrictions of this Lease.

6.12.	Unenforceable provisions

If any term or provision of this Lease or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable the remainder of this Lease or application thereof shall not be affected thereby and each term and provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

6.13.	Value Added Tax

6.13.1.	All sums payable or taxable supplies received by the Tenant under or in connection with this Lease are exclusive of any VAT which may be chargeable.

6.13.2.	The Landlord shall not be obliged to exercise any election to waive exemption from VAT in relation to the Premises.

6.13.3.	Every obligation on the Tenant under or in connection with this Lease to indemnify the Landlord or any other person against any liability includes an obligation to indemnify against any VAT chargeable in respect of that liability.

6.13.4.	The Landlord shall have the same remedies for non-payment of the VAT as if the VAT were part of the rent or other monies or supply.

7.	TENANT’S EFFECTS

The Tenant appoints the Landlord to be the Tenant’s agent to store or dispose of any effects left by the Tenant on the Premises for more than 20 Working Days after the date of expiry or sooner determination of the term and that on any terms which the Landlord reasonably thinks fit and without the Landlord being liable to the Tenant save to account for the net proceeds of sale less the reasonable cost of storage (if any) and any other reasonable expenses properly incurred by the Landlord.

8.	LANDLORD’S OBLIGATIONS

The Landlord hereby binds and obliges itself:-

8.1.	Quiet Enjoyment

That the Tenant shall have quiet enjoyment of the Premises without interruption by the Landlord.

8.2.	Insurance

To keep the Premises (other than the tenant’s fixtures and fittings and the fixed or plate glass of the Premises) insured against loss or damage by or in consequence of the Insured Risks in such sum as the Landlord or the Landlord’s Surveyor shall consider to be the full reinstatement cost (taking inflation of building costs into account and including the cost of demolition and site clearance, hoarding, propping and incidental expenses and architects’ and surveyors’ and other professional and statutory fees and all VAT thereon) and to effect the loss of rent insurance more particularly specified in clause 5.4.2 and against public liability relating to the Premises and subject to obtaining all necessary planning consents and all other necessary licences, approvals and consents which the Landlord undertakes to use its reasonable endeavours to obtain (the Landlord being entitled but not bound to appeal a refusal of any such planning consent, licence, approval or consent) and to cause all insurance monies received (other than for loss of rent) to be applied in making good the damage for which the money has been received or (as the case may be) in rebuilding the Premises with all reasonable speed and subject to clauses 5.4.1.2 and 5.4.6 to make up any deficiency in the insurance monies out of its own monies (but not in any case so as to provide accommodation identical in layout if it would not be reasonably practicable so to do so long as similar accommodation provided is) save that the Landlord shall not be obliged to lay out or procure the laying out of the proceeds of such insurance if:-

8.2.1.	such rebuilding, repairing or reinstating of the whole or any part of the Premises is rendered impossible by external causes beyond the control of the Landlord and in that event it is hereby agreed and declared that the whole of such proceeds shall then belong to the Landlord; or

8.2.2.	payment of any insurance monies shall be properly refused by reason of any act, neglect, default or omission of the Tenant, any sub-tenant or their respective servants, agents, invitees or licensees or any other persons for whom the Tenant is legally responsible or if the Tenant shall have failed to pay the insurance expense referred to in clause 5.4.6.

The Landlord shall use reasonable endeavours to ensure that the Tenant’s interest is noted on the insurance policy and a waiver of subrogation rights is obtained

9.	COSTS

The Tenant shall on the grant hereof pay the Land and Buildings Transaction Tax (if any) on this Lease, the costs of recording and/or registration of this Lease and obtaining three Extracts thereof (one for the Tenant’s use), all incidental expenses and any VAT on any of the foregoing.

10.	JURISDICTION

This Lease shall be interpreted in accordance with the Law of Scotland and any dispute, difference or question of any kind which may arise between the parties or out of the terms hereof shall (unless otherwise provided herein) be determined in accordance with the Law of Scotland and the parties prorogate themselves to the jurisdiction of the Scottish Courts.

11.	REGISTRATION

The parties consent to registration hereof and all memoranda by or on behalf of the parties and of all certificates relative hereto or thereto for preservation and execution: IN WITNESS WHEREOF

Signed for and on behalf of QUOTIENT BIOCAMPUS LIMITED

at Penicuik on 14th July 2017

by:

/s/ Roland Boyd (Signature)

ROLAND BOYD (Full name in CAPITALS)

Director

/s/ Lesley-Anne Sommerville (Signature)

Lesley-Anne Sommerville (Full name in CAPITALS)

Witness

Douglas Building Pentlands Science Park, Bush Loan Penicuik, Midlothian, EH26 0PL	(Full address - witness only)

Signed for and on behalf of ALBA BIOSCIENCE LIMITED

at Penicuik on 14th July 2017

by:

/s/ Roland Boyd (Signature)

ROLAND BOYD (Full name in CAPITALS)

Company Secretary

/s/ Lesley-Anne Sommerville (Signature)

Lesley-Anne Sommerville (Full name in CAPITALS)

Witness

Douglas Building Pentlands Science Park, Bush Loan Penicuik, Midlothian, EH26 0PL	(Full address - witness only)

And the said Lords grant Warrant for lawful execution hereon.

EXTRACTED by me having commission to that effect from the

Keeper of the Registers of Scotland.